                                                                     EXHIBIT 3.2


                              AMENDED AND RESTATED
                       LIMITED LIABILITY COMPANY AGREEMENT
                           OF CEDAR BRAKES II, L.L.C.,
                      A DELAWARE LIMITED LIABILITY COMPANY


                                    PREAMBLE

                  This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") is made and entered into as of December 12, 2001 by Mesquite Investors, L.L.C., a Delaware limited liability company ("Mesquite"), pursuant to and in accordance with the Delaware Limited Liability Company Act of 1992 and any successor statute (the "Act").

                  WHEREAS, Cedar Brakes II, L.L.C. (formerly known as Cedar Brakes IV, L.L.C.) was formed by Mesquite as its sole member by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on May 3, 2001 (the "Certificate") and the execution of the Limited Liability Company Agreement effective as of the filing of the Certificate (the "Original Agreement") which such Original Agreement was amended and restated by that First Amended and Restated Limited Liability Agreement on August 1, 2001 (the "First Amended Agreement"); and

                  WHEREAS, the Member (as defined below) desires to amend and restate the First Amended Agreement and set forth in their entirety the terms and conditions with respect to the formation, ownership, operation, and existence of the Company (as defined below).

                  NOW, THEREFORE, the Member agrees as follows:

                                   ARTICLE I
                              DEFINITIONS AND TERMS

                  Section 1.01. Definitions. Unless the context otherwise requires, the following terms shall have the following meanings for the purposes of this Agreement:

                  "Act" has the meaning specified in the preamble to this Agreement.

                  "Affiliate" means, with respect to any particular Person, any Person directly or indirectly controlling, controlled by, or under common control with such particular Person, including, without limitation, (a) a subsidiary of such particular Person or (b) any Person who is a spouse, parent, sibling, or child of such particular Person. For purposes of this definition, "control," when used with respect to any particular Person, means the power to direct the actions and policies of such Person, directly or indirectly, whether by contract or otherwise.

                  "Agreement" means this Amended and Restated Limited Liability Company Agreement, as the same may be amended from time to time.

                  "Amended and Restated PPA" means the Amended and Restated Power Purchase Agreement made and entered into on May 23, 2001 by and between Public Service Electric and Gas Company and the Company, as the same may be amended from time to time.

                  "Capital Contribution" means a capital contribution made by the Member pursuant to Section 3.01 or 3.02.

                  "Certificate" means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on May 3, 2001 as amended to change the name of the Company on August 1, 2001.

                  "Class A Manager" means a Class A Manager of the Company elected as provided in Section 6.01(b)(i).

                  "Class B Manager" means a Class B Manager of the Company elected as provided in Section 6.01(b)(i).

                  "Company" means the limited liability company formed pursuant to this Agreement and the Certificate and known as Cedar Brakes II, L.L.C.

                  "Distributable Cash" means cash (in U.S. dollars) of the Company that the Management Committee determines is available for distribution.

                  "Effective Date" has the meaning set forth in Section 2.04 of this Agreement.

                  "Indebtedness" means, with respect to any Person, (a) any liability of such Person (i) for borrowed money or under any reimbursement obligation relating to a letter of credit or (ii) evidenced by a bond, note, debenture, or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties, or assets of any kind (other than a trade payable or a current liability arising in the ordinary course of business), or (iii) for the payment of money relating to any obligations under any capital lease of real or personal property that has been recorded as a capitalized lease obligation, (b) all redeemable stock issued by such Person (the amount of Indebtedness represented by any involuntary liquidation preference plus accrued and unpaid dividends), (c) any liability of others described in the immediately preceding clause (a) that such Person has guaranteed or that is otherwise its legal liability, and (d) (without duplication) any amendment, supplement, modification, deferral, renewal, extension, or refunding of any liability of the types referred to in clauses
(a), (b), and (c) above. For purposes of determining any particular amount of Indebtedness under this definition, guarantees of (or obligations with respect to letters of credit supporting) Indebtedness otherwise included in the determination of such amount shall not also be included.

                  "Indenture" means the instrument as originally executed between the Company and Bankers Trust Company, a New York banking corporation, as trustee, as it may from time to time be supplemented or amended by one or more indentures supplemental thereto pursuant


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


to which the Company issues bonds secured by the Company's right, title, and interest in and to the Amended and Restated PPA and the accounts receivable therefrom.

                  "Interest" means the ownership interest of the Member in the Company at any time, including the right of the Member to any and all benefits to which the Member may be entitled as provided in this Agreement, together with the obligations of the Member to comply with all the terms and provisions of this Agreement.

                  "Management Committee" has the meaning set forth in Section 6.01(a).

                  "Member" means Mesquite and any other member or members of the Company from time to time.

                  "Mesquite" has the meaning set forth in the preamble to this Agreement.

                  "Original Agreement" has the meaning set forth in the preamble to this Agreement.

                  "Person" means any natural person, partnership, corporation, trust, estate, association, custodian, nominee, limited liability company, or any other individual or entity in its own or any representative capacity.

                  "Personal Representative" means, as to a natural person, the executor, administrator, guardian, conservator, or other legal representative thereof and, as to a person other than a natural person, the legal representative or successor thereof.

                  Section 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. All references herein to Articles, Sections, and Exhibits shall be deemed to be references to Articles and Sections of, and Exhibits to, this Agreement unless the context shall otherwise require. The words "include," "includes," and "including" shall be deemed to be followed by the phrase "without limitation."

                                   ARTICLE II
                                    FORMATION

                  Section 2.01. Formation. The Company was formed as a limited liability company under the Act pursuant to the filing of the Certificate and the execution of the Original Agreement.

                  Section 2.02. Continuation. The Member hereby agrees to continue the Company as a limited liability company under and pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement. The fact that the Certificate is on


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file in the Office of the Secretary of State of the State of Delaware shall constitute notice that the Company is a limited liability company.

                  Section 2.03. Name. The name of the Company shall continue to be Cedar Brakes II, L.L.C. All business of the Company shall continue to be conducted under such name and title to all property, real, personal, or mixed, owned by or leased to the Company shall continue to be held in such name. Notwithstanding the preceding sentence, the Member may change the name of the Company or adopt such trade or fictitious names as it may determine; provided, however, that the Member may not change the name of the Company or adopt any trade or fictitious name that is similar to the name, trade, or fictitious name of any Member or any Affiliate of the Company or any Member.

                  Section 2.04. Term. The term of the Company commenced on the date of filing of the Certificate in the Office of the Secretary of State of the State of Delaware (the "Effective Date") and, pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of the Effective Date. The term of the Company shall continue until terminated as provided in Article VIII.

                  Section 2.05. Principal Place of Business. The principal place of business of the Company shall continue to be at 1001 Louisiana Street, Houston, Texas 77002. The Management Committee may establish other offices at other locations.

                  Section 2.06. Agent for Service of Process. The Corporation Trust Company shall continue to be the agent of the Company upon whom process against it may be served. The address of such agent within the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, New Castle County, Delaware 19801.

                  Section 2.07. Purposes of the Company. The nature of the business of the Company and its sole purposes shall be (a) to perform its obligations and exercise its rights under the Amended and Restated PPA and any agreement, document, or instrument related to or incidental to the performance of its obligations and the exercise of its rights under the Amended and Restated PPA, (b) to declare and pay dividends in cash, out of funds legally available therefor, to the Member of the Company, and (c) to engage in any other activities related or incidental to any of the foregoing, including, without limitation, any activities contemplated by the Amended and Restated PPA and any other related transaction. Except as stated above, the Company shall not engage in any business or activity whatsoever.

                  Section 2.08. Foreign Qualification. Prior to the Company's conducting business in any jurisdiction other than Delaware, the Member shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Member, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the reasonable request of the Management Committee, the Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to


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


qualify, continue, and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

                  Section 2.09. No State Law Partnership. The Member intends that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member (assuming, at such time, that there is more than one Member in the Company), for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise.

                  Section 2.10. Title to Company Assets. Title to Company assets, whether real, personal, or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Title to any or all of the Company assets may be held in the name of the Company or one or more of its Affiliates, as the Member may determine. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held.

                                  ARTICLE III
                              CAPITAL CONTRIBUTIONS

                  Section 3.01. Capital Contribution. The Member may contribute cash or other property to the Company, as it shall decide, from time to time.

                  Section 3.02. Additional Capital Contributions. If at any time the Member shall determine that additional funds or property are necessary or desirable to meet the obligations or needs of the Company, the Member may make additional Capital Contributions; provided, however, that notwithstanding anything stated herein to the contrary, no Member shall have any obligation to make nor liability for any additional Capital Contribution to the Company.

                  Section 3.03. Limitation on Liability. The liability of the Member shall be limited to its Interest in the Company and the Member shall not have any personal liability to contribute money to, or in respect of, the liabilities or the obligations of the Company, solely by reason of being a Member of the Company, except as set forth in the Act, and, notwithstanding anything stated herein to the contrary, no Member shall otherwise have any liability for any debts, obligations, or other liabilities of the Company of any nature, whether now existing or arising in the future; provided, that nothing in this Section 3.03 shall in any way limit or interfere with the obligations of Mesquite under its Letter Agreement with Credit Suisse First Boston Corporation to be dated December 7, 2001.

                  Section 3.04. Withdrawal of Capital; Interest. The Member may not withdraw capital or receive any distributions, except as specifically provided herein. No interest shall be paid by the Company on any Capital Contributions.


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


                                   ARTICLE IV
                          DISTRIBUTIONS AND ALLOCATIONS

                  Section 4.01. Distributions. Except as otherwise provided in the Act, all Distributable Cash or distributions in kind may be distributed to the Member in amounts and at times determined by the Management Committee.

                  Section 4.02. Allocations. One hundred percent (100%) of all income, gain, loss, expense, or other tax allocation shall be allocated, and one hundred percent (100%) of all distributions of Distributable Cash or other property of the Company shall be made, to the Member.

                                    ARTICLE V
                                BOOKS AND RECORDS

                  Section 5.01. Company Procedures and Records.

                  (a) The Company shall conduct its business in accordance with all requisite limited liability company procedures and formalities, including, without limitation, maintaining proper limited liability company records and books of account.

                  (b) Notwithstanding any provision hereof, the following shall govern in order to preserve and ensure the Company's separate and distinct identity, and the Company shall conduct its affairs in accordance with the following provisions:

                  (i) The Company shall hold itself out to the public as a legal entity separate and distinct from any other Person, including any Member or any Affiliate of the Company or any Member, and shall conduct Company business solely in its own name in order not (A) to mislead others as to the identity with which such other party is transacting business or (B) to suggest that the Company is responsible for the debts of any third party (including any Member or any Affiliate of the Company or any Member);

                  (ii) The Company shall maintain records, books of account, and bank accounts separate from those of any Member, any Affiliate of the Company or any Member, or any other Person;

                  (iii) The Company shall allocate fairly and reasonably any overhead expenses that are shared with any Affiliate of the Company;

                  (iv) The Company shall not commingle assets with those of any Member, any Affiliate of the Company or any Member, or any other Person, and shall hold its assets in its own name;

                  (v) The Company shall conduct its own business in its own name;


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


                  (vi) The Company shall maintain financial statements showing its own assets as being separate from those of any Member, any Affiliate of the Company or any Member, or any other Person;

                  (vii) The Company shall pay its liabilities out of its own funds, including salaries of any employees of the Company, and not out of the funds of any Member, or any Affiliate of the Company or any Member, or any other Person;

                  (viii) The Company shall not enter into any transaction with any Member or any Affiliate of the Company or any Member (including, without limitation, holding obligations or securities of such entities, unless permitted by the terms of the Indenture), except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm's-length basis with third parties other than any Member or Affiliate of the Company or any Member;

                  (ix) The Company shall hold regular Management Committee and Member meetings, as appropriate;

                  (x) The Company shall preserve its existence as an entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization or formation, and qualification to do business in the states where its business is conducted;

                  (xi) The Company shall use separate stationery, invoices, and checks bearing its own name;

                  (xii) The Company shall take commercially reasonable steps to correct any known misunderstandings regarding the separate identity of the Company;

                  (xiii) The Company shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

                  (xiv) The Company shall not share any common logo with or identify itself as a department or division of any Member, any Affiliate of the Company or any Member, or any other Person; and

                  (xv) The Company shall not guarantee or become obligated for the debts of any other person or hold out its credit as being available to satisfy the obligations of others, except, in each case, as may be permitted by the terms of the Indenture.

                                   ARTICLE VI
                            MANAGEMENT OF THE COMPANY


                  Section 6.01. Management.

                  (a) Management of the Company. As provided in this Agreement, all management powers over the business and affairs of the Company shall be vested in a Management Committee (the "Management Committee"), who shall collectively constitute "managers" of the Company within the meaning of the Act. No Member, by virtue of having the status of a Member, shall have any management power over the business and affairs of the Company or actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company. Except as specifically provided in this Agreement, the authority and functions of the Management Committee shall be identical to the authority and functions of the board of directors of a corporation organized under the Delaware General Corporation Law. Except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed and controlled by the Management Committee. In addition to the powers that now or hereafter can be granted to managers under the Act and to all other powers granted under any other provision of this Agreement, the Management Committee (subject to Section 6.01(c)) shall have full power and authority to do all legal things on such terms as they, in their sole discretion, may deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of the Company, including, without limitation:

                  (i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, and the incurring of any other obligations;

                  (ii) the making of tax, regulatory, or other filings, and the rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company;

                  (iii) the use of the assets of the Company (including cash on hand) for any purpose consistent with the terms of this Agreement and the payment of obligations by the Company;

                  (iv) the negotiation, execution, and performance of any contracts, conveyances, or other instruments;

                  (v) the distribution of cash by the Company;

                  (vi) the selection and engagement of officers, employees, agents, and contractors to act on behalf of the Company, with such titles as the Management Committee may designate and with such power and authority as the Management Committee may delegate from time to time to such Persons;


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


                  (vii) the appointment of one or more Persons with the power and authority to care for the funds and securities of the Company, designate a bank or banks as depositories for the funds of the Company, and designate signatories for the Company's bank accounts;

                  (viii) the formation of, contribution of property to, or acquisition of an interest in, any entity;

                  (ix) the control of any matters affecting the rights and obligations of the Company, including the commencement, prosecution, and defense of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation; and

                  (x) the appointment of the Company's independent auditors.

                  (b) The Management Committee.

                  (i) Classes; Number; Term of Office; Qualifications; Vacancies. There shall be two (2) classes of Managers: Class A (the "Class A Managers") and Class B (the "Class B Managers" and together with the Class A Managers, the "Managers"). The Management Committee shall consist of five (5) Managers. There shall be three (3) Class A Managers and two (2) Class B Managers. Class A Managers shall be elected at the annual meeting of Members to hold office, subject to
         Section 6.01(b)(ii), until the next annual meeting of Members and until their respective successors are elected and qualified. Vacancies and newly created Class A Manager positions resulting from any increase in the authorized number of Class A Managers may be filled by a majority of the Class A Managers then in office, although less than a quorum, or by the sole remaining Class A Manager, and the Class A Managers so chosen shall hold office, subject to Section 6.01(b)(ii), until the next annual meeting of Members and until their respective successors are elected and qualified. Each Class B Manager shall be elected by the Members to hold office, subject to Section 6.01(b)(ii), until his or her successor is elected and qualified. There shall be acting Class B Managers at all times and upon the resignation, termination, incapacity, or death of a Class B Manager, the Members shall promptly hold a special meeting to elect a successor. No Class B Manager (A) shall be an Affiliate of the Company or any of the Company's Affiliates, (B) shall be an Affiliate, employee, agent, director, partner, member, or officer of any Member, (C) shall be or shall have been within the five (5) years immediately prior to such Person's appointment as a Class B Manager either (1) a partner or member of or employed as a manager (other than a Class B Manager), officer, or employee by the Company or any of its Affiliates, (2) a significant advisor or consultant to the Company or any of its Affiliates, (3) affiliated with a significant customer, supplier, or other Person who derives more than ten percent (10%) of its purchases or revenues from its activities with the Company or any of its Affiliates, (4) engaged under significant personal service contract(s) with the Company or any of its Affiliates, (5) affiliated with a tax-exempt entity that receives significant


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



         contributions from the Company or any of its Affiliates, (D) at the time of such individual's appointment as Class B Manager or at any time thereafter while serving as Class B Manager, shall be a legal or beneficial owner of any direct or indirect equity interest in the Company, any Member, or any Affiliates of the Company, or (E) shall be a spouse, parent, sibling, or child of any individual described by clauses (A) through (D) above. Each Class B Manager shall have reasonable knowledge and experience in any of the following areas: power plant facility operations, investment banking, law, or accounting.

                  (ii) Resignation. Any Manager may resign at any time by giving written notice of such resignation to the Management Committee or the President or the Secretary of the Company. Any such resignation shall take effect at the time specified therein or, if no time is specified, upon receipt thereof by the Management Committee and, unless specified therein, the acceptance of such resignation shall not be necessary to make it effective. When one or more Class A Managers shall resign from the Management Committee, effective at a future date, a majority of the Class A Managers then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereof to take effect when such resignation or resignations shall become effective and each Class A Manager so chosen shall hold office as provided in this Agreement in the filling of other vacancies. If any Class B Manager resigns from the Management Committee, the Member shall promptly hold a special meeting to elect a successor.

                  (iii) Quorum. A majority of the whole Management Committee shall constitute a quorum for the transaction of business other than with respect to the matters set forth in Section 6.01(c)(ii). The Class B Managers and two (2) or more of the Class A Managers shall constitute a quorum for the transaction of business with respect to the matters set forth in Section 6.01(c)(ii). In the absence of a quorum, a majority of those present (or if only one be present, then that one) may adjourn the meeting, without notice other than announcement at the meeting, until such time as a quorum is present. Except as otherwise required by this Agreement (including, without limitation, 6.01(c)(ii)), the vote of the majority of the Class A Managers present at a meeting at which a quorum is present shall be the act of the Management Committee. Each Manager entitled to vote on a matter brought before the Management Committee shall have one vote with respect to such matter. Such vote shall be cast either in person, by written proxy given to another Manager, or by telephone. Any action required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by at least the number of Managers who would be necessary to approve the matter and who are entitled to vote on such matter if it were voted on at a meeting. Such written consents shall be filed with the minutes of the Management Committee proceedings and shall have the same force and effect as a vote at a meeting.

                  (c) Authority of Class B Managers.

                  (i) Except as provided in Section 6.01(c)(ii), the Class B Managers, in their respective capacities as Class B Managers, shall not exercise any power over and shall not be responsible for (nor have any right or power to vote on any matter before the Management Committee regarding) the following: (A) the management, conduct, or control of the business, operations, or affairs of the Company; (B) the management or operation of any Company property; or (C) any actions for or on behalf of the Company that would bind the Company or incur any expenditures on behalf of or with respect to the Company. When voting on those matters set forth in Section 6.01(c)(ii) hereof, the Class B Managers shall take into account the interests of the holders of the Indebtedness issued pursuant to the Indenture.

                  (ii) The Company shall not, without the unanimous vote of the Class A Managers present and the Class B Managers:

                           (A) institute or cause to be instituted any
                  proceeding seeking to adjudicate the Company bankrupt or insolvent, or seek a liquidation, winding up, reorganization, dissolution, arrangement, adjustment, protection, relief, or composition of the Company or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seek or consent to the entry of an order for relief or the appointment of a receiver, trustee, liquidator, assignee, sequestrator, custodian, or other similar official for it or for any substantial part of its property, consent to the filing of any bankruptcy or other similar proceeding, or admit in writing the Company's inability to pay its debts generally as they become due, or seek an assignment of property for the benefit of creditors, or take any action that might reasonably cause the Company to become insolvent, or take any action in furtherance of any of the foregoing;

                           (B) dissolve, liquidate, consolidate, or merge the
                  Company into any other corporation, business trust or association, real estate investment trust, limited liability company, partnership, common law trust, unincorporated business, or other entity;

                           (C) amend, or consent to the waiver of compliance by
                  the Company with, Sections 2.01, 2.02, 2.05, 5.01, 6.01(b),
                  6.01(c), or 8.01 of this Agreement; or

                           (D) engage in any business or activity other than as
                  set forth in Section 2.07.

                  (d) Special Meetings. A special meeting of Members may be called by the Management Committee or the President or holders of not less than one-tenth (1/10) of the Interests entitled to vote at the meeting. If any Class B Manager resigns from the Management Committee, the Member shall promptly hold a special meeting to elect a successor. Any such meeting shall be held on such date and at such time and place as shall be determined by the body or individual calling such meeting and as shall be stated in the notice of such meeting.

                  Section 6.02. Officers. Such of the following officers shall be elected as the Member deems necessary or appropriate: a President, one or more Executive Vice Presidents, one or more Senior Vice Presidents, one or more Vice Presidents, a Secretary, a Treasurer and a Controller, one or more Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurers, and Assistant Controllers, and such other officers with such titles and powers and/or duties as the Member shall from time to time determine. Officers may be designated for particular areas of responsibility and simultaneously serve as officers of subsidiaries or divisions. Any officer so elected may resign at any time upon written notice to the Member. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein, no acceptance of such resignation shall be necessary to make it effective. Any officer may be removed, with or without cause, by the Member. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Company, but the election or appointment of any officer shall not of itself create contractual rights. Any number of offices may be held by the same person. Any vacancy occurring in any office by death, resignation, removal, or otherwise may be filled for the unexpired portion of the term by the Member.

                  (a) President. The President shall have general control of the business, affairs, operations, and property of the Company, subject to the Member. He may sign or execute, in the name of the Company, all deeds, mortgages, bonds, contracts, or other undertakings or instruments, except in cases where the signing or execution thereof shall have been expressly delegated by the Member to some other officer or agent of the Company. He shall have and may exercise such powers and perform such duties as may be provided by law or as are incident to the office of President of a company and such other duties as are assigned from time to time by the Member.

                  (b) Vice Presidents. Each Executive Vice President, Senior Vice President, Vice President, and Assistant Vice President shall have such powers and perform such duties as may be provided by law or as may from time to time be assigned to him, either generally or in specific instances, by the Member or the President. Any Executive Vice President or Senior Vice President may perform any of the duties or exercise any of the powers of the President at the request of, or in the absence or disability of, the President or otherwise as occasion may require in the administration of the business and affairs of the Company. Each Executive Vice President, Senior Vice President, Vice President, and Assistant Vice President shall have authority to sign or execute all deeds, mortgages, bonds, contracts, or other instruments on behalf of the Company, except in cases where the signing or execution thereof shall have been expressly delegated by the Member to some other officer or agent of the Company.

                  (c) Secretary. The Secretary shall (i) keep the records of the Company in books provided for the purpose, (ii) be custodian of the corporate seal or seals of the


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


Company, (iii) see that the corporate seal is affixed to all documents requiring same, the execution of which, on behalf of the Company, under its seal, is duly authorized, and when said seal is so affixed he may attest same, and (iv) in general, perform all duties incident to the office of the secretary of a company, and such other duties as from time to time may be assigned to him by the Member or the President or as may be provided by law. Any Assistant Secretary may perform any of the duties or exercise any of the powers of the Secretary at the request of, or in the absence or disability of, the Secretary or otherwise as occasion may require in the administration of the business and affairs of the Company.

                  (d) Treasurer. The Treasurer shall (i) have charge of and be responsible for all funds, securities, receipts, and disbursements of the Company, (ii) deposit, or cause to be deposited, in the name of the Company, all moneys or other valuable effects in such banks, trust companies, or other depositories as shall, from time to time, be selected by or under authority of the Member, (iii) if required, give a bond for the faithful discharge of his duties, with such surety or sureties as the Member may determine, (iv) keep or cause to be kept full and accurate records of all receipts and disbursements in books of the Company and shall render to the Member or the President, whenever requested, an account of the financial condition of the Company, (v) in general, perform all the duties incident to the office of treasurer of a company, and such other duties as may be assigned to him by the Member or the President or as may be provided by law.

                  (e) Controller. The Controller shall be the chief accounting officer of the Company. He shall (i) keep full and accurate accounts of the assets, liabilities, commitments, receipts, disbursements, and other financial transactions of the Company, (ii) cause regular audits of the books and records of account of the Company and supervise the preparation of the Company's financial statements, (iii) in general, perform the duties incident to the office of controller of a company and such other duties as may be assigned to him by the Member or the President or as may be provided by law. If no Controller is elected by the Member, the Treasurer shall perform the duties of the office of Controller.

                                  ARTICLE VII
             INTERESTS; CERTIFICATES; TRANSFERS OF COMPANY INTERESTS

                  Section 7.01. Interests. A total of ten (10) Interests previously have been authorized for issuance, of which ten (10) Interests have previously been issued to the Member.

                  Section 7.02. Certificates. The interest of each holder of Interests shall be evidenced by a certificate or certificates in such form as the Management Committee may from time to time prescribe. Each certificate shall be signed by, or in the name of, the Company by the President or any Vice President and by the Secretary or any Assistant Secretary of the Company.

                  Section 7.03. Lost, Stolen, Destroyed, or Mutilated Certificates. The Company shall issue a new certificate to replace a certificate theretofor issued by it alleged to


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


have been lost, destroyed, or wrongfully taken if the owner or the owner's Personal Representative (a) requests replacement before the Company has notice that the certificate has been acquired by a bona fide purchaser, (b) files with the Company a bond sufficient to indemnify the Company against any claim that may be made against it on account of the alleged loss or destruction of any such certificate or the issuance of any such new certificate, and (c) satisfies such other terms and conditions as the Company may from time to time prescribe.

                  Section 7.04. Article 8 Election. All Interests shall be "securities" governed by Article 8 of the Uniform Commercial Code in any jurisdiction (a) that has adopted revisions to Article 8 of the Uniform Commercial Code substantially consistent with the 1994 revisions to Article 8 adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and (b) the laws of which may be applicable, from time to time, to the issues of perfection, the effect of perfection or non-perfection, and the priority of a security interest in the Interests of the Company. Each certificate evidencing Interests shall bear the following legend:
"THIS CERTIFICATE EVIDENCES MEMBER INTERESTS IN CEDAR BRAKES II, L.L.C. AND SHALL BE A SECURITY FOR PURPOSES OF ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE."

                  Section 7.05. Transfers. The Member may, directly or indirectly, sell, assign, transfer, pledge, hypothecate, or otherwise dispose of all or any part of its Interest.

                                  ARTICLE VIII
                           DISSOLUTION AND TERMINATION

                  Section 8.01. Dissolution.

                  (a) The Company shall have a perpetual existence.

                  (b) Upon there being no Members in the Company, the Company shall not be dissolved and shall not be required to be wound up and the Personal Representative of the last remaining Member shall be obligated to agree in writing to continue the Company and to the admission of the Personal Representative of such Member or its nominee or designee to the Company as a Member, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member.

                  (c) The death, retirement, resignation, expulsion, bankruptcy, or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member shall not cause the Company to be dissolved or its affairs to be wound up, and upon the occurrence of any such event, the Company shall be continued without dissolution.

                                   ARTICLE IX
                                 INDEMNIFICATION

                  Section 9.01. General. Except to the extent expressly prohibited by the Act, the Company shall indemnify each Person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that such Person or such Person's testator or intestate is or was a Member or officer of the Company, against judgments, fines (including excise taxes assessed on a Person with respect to an employee benefit plan), penalties, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with such action or proceeding, or any appeal therefrom; provided, that no such indemnification shall be made if a judgment or other final adjudication adverse to such Person establishes that his conduct did not meet the then applicable minimum statutory standards of conduct; provided, further, that no such indemnification shall be required to any settlement or other non-adjudicated disposition of any threatened or pending action or proceeding unless the Company has given its prior consent to such settlement or such other disposition, which consent shall not be unreasonably withheld.

                  Section 9.02. Reimbursement. The Company shall advance or promptly reimburse upon request any Person entitled to indemnification hereunder for all expenses, including attorneys' fees, reasonably incurred in defending any action or proceeding in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such Person (in form and substance satisfactory to the Company) to repay such amount if such Person is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced or reimbursed exceed the amount to which such Person is entitled; provided, that such Person shall cooperate in good faith with any request by the Company that common counsel be utilized by the parties to an action or proceeding who are similarly situated unless to do so would be inappropriate due to actual or potential conflicts of interest between or among such parties; provided, further, that the Company shall only advance attorneys' fees in respect of legal counsel approved by the Company, such approval not to be unreasonably withheld.

                  Section 9.03. Availability. The right to indemnification and advancement of expenses under this provision is intended to be retroactive and shall be available with respect to any action or proceeding that relates to events prior to the effective date of this provision.

                  Section 9.04. Indemnification Agreement. The Company is authorized to enter into agreements with any of its Members or officers extending rights to indemnification and advancement of expenses to such Person to the fullest extent permitted by applicable law, but the failure to enter into any such agreement shall not affect or limit the rights of such Person pursuant to this Article IX.

                  Section 9.05. Enforceability. In case any provision in this
Article IX shall be determined at any time to be unenforceable in any respect, the other provisions shall not in any way be affected or impaired thereby and the affected provisions shall be given the fullest possible enforcement in the circumstances, it being the intention of the Company to provide indemnification and advancement of expenses to its Members and officers, acting in such capacities, to the fullest extent permitted by law.

                  Section 9.06. No Amendments. No amendment or repeal of this provision shall apply to or have any effect on the indemnification of, or advancement of expenses to, any Member or officer of the Company for, or with respect to, acts or omissions of such Member or officer occurring prior to such amendment or repeal.

                  Section 9.07. Not Exclusive. The foregoing shall not be exclusive of any other rights to which any Member or officer may be entitled as a matter of law and shall not affect any rights to indemnification that Company personnel other than Members or officers may be entitled to by contract or otherwise.

                                   ARTICLE X
                                  MISCELLANEOUS

                  Section 10.01. Amendments. Subject to Section 6.01(c), this Agreement may be amended only upon the written consent of all Members.

                  Section 10.02. Benefits of Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or the Member.

                  Section 10.03. Integration. This Agreement constitutes the entire agreement pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements in connection therewith. No covenant, representation, or condition not expressed in this Agreement shall affect, or be effective to interpret, change, or restrict, the express provisions of this Agreement.

                  Section 10.04. Headings. The titles of Articles and Sections of this Agreement are for convenience only and shall not be interpreted to limit or amplify the provisions of this Agreement.

                  Section 10.05. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument, which may be sufficiently evidenced by one counterpart.

                  Section 10.06. Severability. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement that are valid.

                  Section 10.07. Applicable Law. This Agreement shall be construed in accordance with, and governed by, the law of the State of Delaware, without regard to its conflict of law principles.

                  Section 10.08. Non-Executory Contract. This Agreement is the governing instrument of the Company and shall not be deemed to be an executory contract or otherwise subject to section 365 of Title 11 of the United States Code.

                  Section 10.09. Bankruptcy Events. Notwithstanding anything herein to the contrary, a Member shall not cease to be a Member of the Company upon the happening of any event listed in Section 18-304 of the Act.

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                                       17

                  IN WITNESS WHEREOF, this Amended and Restated Limited Liability Company Agreement has been duly executed by the Member as of the date first written above.

                                          MESQUITE INVESTORS, L.L.C.

                                          By EL PASO CHAPARRAL MANAGEMENT, L.P.,
                                          its manager



                                          By  /s/ John L. Harrison
                                              ---------------------------------
                                              Name:  John L. Harrison
                                              Title: Senior Vice President and
                                                     Chief Financial Officer